EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-255678) on Form S-3, in the registration statements (Nos. 333-32842, 333-97995, 333-107480, 333-150956, 333-168332, 333-225134) on Form S-8, and in the registration statement (No. 333-269742) on Form S-4 of our reports dated March 1, 2023, with respect to the consolidated financial statements of NBT Bancorp Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Albany, New York
March 1, 2023